Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES INTENT TO ENTER INTO NEW

CREDIT FACILITY

EL DORADO, Arkansas, August 10, 2016 – Murphy Oil Corporation (NYSE:MUR) announced that it has received commitments, from certain members of its existing bank group and other new lenders to enter into a $1.2 billion revolving credit facility. The new revolving credit facility will be a senior unsecured guaranteed facility and will expire in August 2019. The Company presently expects the facility to be undrawn at closing.

“Given market conditions this new revolving facility reflects the strength of our asset base and confidence the participating banks place in our Company,” stated Roger W. Jenkins, President and Chief Executive Officer. “This credit facility aligns with our structure as an independent exploration and production company and gives us ample liquidity for our long-term strategy,” Jenkins added.

The Company expects that the principal terms of the new revolving credit facility will include the following:

•	Unsecured, with guarantees from certain domestic and foreign subsidiaries

•	Automatic reduction in facility size to a minimum of $1.0 billion should the Company make substantial asset sales

•	Varying interest rates for the facility, based on the Company’s total leverage ratio, between a range of LIBOR plus 250 basis points up to LIBOR plus 450 basis points

•	Beginning in the quarter ending March 31, 2017, if the Company’s total leverage ratio exceeds 3.25 times the Company’s trailing twelve month consolidated Adjusted EBITDAX the facility will be required to become secured, subject to limitations set forth in the Company’s existing notes

•	Various compliance covenants within the facility include:

•	Minimum Adjusted EBITDAX of 2.5 times consolidated interest expense

•	Consolidated Debt not to exceed 3.75 times Adjusted EBITDAX

•	Minimum liquidity from U.S. and Canadian entities, equal to or greater than $500 million

P.O. Box 7000, El Dorado, Arkansas 71731-7000

•	As a condition to availability of the facility, the Company is required to execute at least a $400 million capital markets offering

In addition, under the existing 2011 credit facility, the Company will retain a total of $630 million of bank commitments until the 2011 credit facility expires in June 2017.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The Company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney. Additional information can be found on the Company’s website at http://www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of Murphy’s exploration programs, the Company’s ability to maintain production rates and replace reserves, customer demand for Murphy’s products, adverse foreign exchange movements, political and regulatory instability, adverse developments in the U.S. or global capital markets, credit markets or economies generally and uncontrollable natural hazards, as well as those contained under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. For further discussion of risk factors, see Murphy’s 2015 Annual Report on Form 10-K, on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Nancy Perkins, nancy_perkins@murphyoilcorp.com, 281-675-9252

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324

P.O. Box 7000, El Dorado, Arkansas 71731-7000